Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: George Troutman Chief Financial Officer (614) 748-1150

PDSI REPORTS 2007 IMPROVED SECOND QUARTER RESULTS

COLUMBUS, Ohio (August 1, 2007) – Pinnacle Data Systems, Inc. (“PDSi”) (AMEX: PNS) today announced results for the second quarter ended June 30, 2007.

Michael R. Sayre, President and Chief Executive Officer, said, “The second quarter results reflect improved performance and benefited from specific actions taken during the past year to position PDSi for profitable, long-term growth. These actions included implementation of our Operational Improvement Plan, refining internal processes, enhancing PDSi’s scalability and global capabilities, and, more recently, refocusing our sales organization and strategy.”

Mr. Sayre continued, “We are executing our growth strategy with increased confidence based on PDSi’s improved capabilities, a refined market focus, and an absolute commitment to profitability. Customers continue to increase their focus on their core business, which creates attractive opportunities for PDSi to expand current customer relationships and to also serve additional customers in our target markets through value-added lifecycle solutions.”

Second Quarter 2007 Results

As the second quarter revenues remained consistent and gross profit declined from the second quarter results from the same period last year, the Company benefited from lower operating costs in the current quarter and generated a 252% increase in net income compared to the same period in 2006.

Total sales for the three months ended June 30, 2007 were $19.2 million compared to $19.3 million for the same period last year. Product sales were $16.7 million for the second quarter of 2007 compared to $16.8 million a year ago. Service sales of $2.6 million in the second quarter 2007 were slightly higher than the prior year due to a change in mix and the ramp-up of new storage device repair programs in the North America and Europe, the Middle East and Africa (EMEA) regions.

The Company’s gross profit declined to $3.7 million for the second quarter of 2007 from $4.4 million for the same period a year ago. Gross profit margin was 19.5% for the second quarter of 2007 versus 22.9% the prior year. Gross profit on product sales increased 8% to $3.2 million for the second quarter of 2007 from $3.0 million the prior year, while gross profit on service sales decreased 64% to $0.5 million for the second quarter of 2007 from $1.4 million for the same period last year. This year-over-year decline in the overall gross profit was particularly impacted by a higher percentage of revenue recognized from service customers with lower gross profit margins. The Company anticipates that gross profit margins on service sales will eventually return to historic levels, which have been above 30%.

The Company currently has a service agreement with Aspan Computer Repair Laboratories B.V. (“Aspan”) to share in profits generated from customers within Europe, the Middle East and Africa which has also affected the gross profit on service sales. In November 2006, the two parties signed a non-binding letter of intent whereby PDSi agreed to acquire the stock of privately held Aspan. Upon completion of the pending transaction, expected to occur in 2007, PDSi’s service sales and overall gross profit will benefit from its full ownership of the growing, profitable business.

Operating expenses, which include selling, general and administrative (“SG&A”) expense, declined to $3.2 million for the second quarter of 2007 from $4.2 million for the same period in 2006. Expressed as a percentage of total sales, SG&A expense was 16.6% and 21.6% for the second quarter of 2007 and 2006, respectively. The second quarter of 2006 included two special expenses that totaled $533,000. These included a $465,000 reserve for outstanding receivables and related legal services related to Silicon Graphics, Inc.’s voluntary petition under Chapter 11 of the U.S. Bankruptcy Code plus $68,000 of incremental expenses due to the consolidation of production facilities as part of the Company’s Operational Improvement Plan. In addition, the decrease was attributable to reductions in salaried personnel and travel and outside professional services costs.

Net income for the three months ended June 30, 2007 increased to $185,000, or $0.03 per diluted share, compared to $52,000, or $0.01 per diluted share, for the same period last year.

Six Months Ended June 30, 2007

Sales for the six months ended June 30, 2007, totaled $37.7 million compared to $34.3 million for the comparable period last year, an increase of 10%. This increase was primarily attributable to product sales to one customer.

Gross profit declined 2% to $7.1 million for the first half of 2007 from $7.3 million for the first half of 2006 primarily due to sales mix.

Operating expenses decreased 8% to $7.1 million, or 18.8% of total sales, for the first six months of 2007 from $7.7 million, or 22.5% of total sales, for the same period last year. Results for the first half of 2006 included $0.9 million of one-time, special items. Excluding those special items for the first six months of 2006, operating costs were $6.8 million or 19.8% of total sales.

The net loss narrowed for the first half of 2007 was $(296,000) or $(0.05) per share, compared to the net loss of $(466,000), or $(0.08) per share, for the same period in 2006.

2007 Second Quarter Highlights

During the quarter PDSi:

•

Hired Michael Darnell as Vice President of Global Sales and Marketing. Mr. Darnell has over 18 years of management and sales/marketing leadership experience, including more than 10 years of direct involvement with the embedded systems industry, in which PDSi participates. As Vice President of Sales/Marketing for a technology company, Mr. Darnell was responsible for increasing organic sales from $29 million to over $75 million, and then through acquisitions to approximately $110 million.

•

Announced the formation of PDSi (Asia), a joint venture with E.C. Fix Technologies, and commencement of operations in a new repair and integration service hub in Hong Kong. This is an integral addition to PDSi’s repair and integration capabilities to serve its global original equipment manufacturer (OEM) and independent software vendor (ISV) customer base in Asia.

•	Completed sub-lease agreements for the Monrovia, California facility that terminate PDSi’s responsibilities effective November 30, 2007. This is the final portion of the Operational

Improvement Plan to be completed, which was announced on June 2, 2006. Annual savings from termination of this lease combined with the other actions taken under this plan will lead to improved performance in future periods.

•

Successfully completed a full recertification audit of the company’s quality systems registrations, which include ISO 9001 Quality Management Systems, ISO 13485 Medical Devices-Quality Management Systems, 21 CFR 820 Food and Drug Quality System Regulation, and TL9000, a telecommunications standard published by the Quality Excellence for Suppliers of Telecommunications (QuEST) Forum.

•

Entered into a partnership with Israeli-based Startronics, a wholly owned subsidiary of STG International, Ltd., to jointly market and support PDSi products and services in Israel. Under terms of the agreement, Startronics will represent and resell PDSi products in Israel and also provide the first level of support for existing and new customers.

•

Introduced the company’s latest NEBS® -compliant computing platform for critical telecommunications applications based on the space-saving Advanced Telecom Computing Architecture (AdvancedTCA® or ATCA) standard.

•	Shareholders re-elected three Class I Directors, including Carl J. Aschinger, Jr., Hugh C. Cathey and Benjamin Brussell at the Annual Meeting on May 8, 2007.

Conference Call

PDSi will host a conference call today at 11:00 a.m. Eastern Time. Michael R. Sayre, President and Chief Executive Officer, George A. Troutman, Chief Financial Officer, and Michael Darnell, Vice President Global Sales and Marketing, will discuss the Company’s second quarter results, recent developments and its long-term growth strategy.

The telephone number to participate in the conference call is (800) 867-1054. A slide presentation will be referenced during the call which may be accessed at the PDSi website (www.pinnacle.com) by clicking on “Company Information” and then “Investor Relations.”

An audio replay of the call will be available through the Investor Relations section of the Company’s website approximately one hour following the conference call.

About PDSi

PDSi provides computer design, production, and repair services to original equipment manufacturers that build computers into their products in industries including medical equipment, telecommunications, defense and imaging. PDSi also helps major computer platform manufacturers respond to customer requirements for customized solutions and extended service life. PDSi specializes in areas where these OEMs often get little help from larger outsource firms, solving the challenges associated with complex technologies, low to medium volume production, and long-term service of third party products.

Not simply a repair depot or a contract manufacturer, PDSi represents a more collaborative and flexible outsourcing partner who helps its clients manage costs, meet unplanned demand changes, improve customer satisfaction, and respond aggressively to new trends in the technology market place. With its innovative and proactive staff of engineering, manufacturing, program management and supply chain specialists, PDSi tailors solutions that meet the particular business and operational needs of each OEM. For more information, visit the PDSi website at www.pinnacle.com.

Safe Harbor Statement: This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding activities anticipated to benefit operating and financial performance during the second half of 2007. The words “expect”, “anticipate” and similar expressions identify forward-looking statements that speak only as of the date thereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors. These factors include changes in general economic conditions, changes in the specific markets for the Company’s products and services, changes in customer order patterns, changes in the Company’s business or its relationship with major technology partners or significant customers, pricing pressures, lack of adequate financing to take advantage of business opportunities that may arise, lack of success in technological advancements, and risks associated with the Company’s new business practices, processes and information systems. For more details, please refer to the Company’s Securities and Exchange Commission filings, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q.

PINNACLE DATA SYSTEMS, INC.

CONDENSED BALANCE SHEETS

(Dollars in thousands)

	June 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$25	$42
Accounts receivable, net of allowance for doubtful accounts of $109 and $138, respectively	13,012	17,718
Inventory, net	7,529	11,732
Prepaid expenses	390	499
Income taxes receivable	1,085	1,030
Deferred income taxes	858	858

Total current assets	22,899	31,879

PROPERTY AND EQUIPMENT
Leasehold improvements	548	511
Furniture and fixtures	408	408
Computer equipment and related software	3,811	3,373
Shop equipment	619	619

Total property and equipment, cost	5,386	4,911
Less accumulated depreciation and amortization	(3,924)	(3,667)

Total property and equipment, net	1,462	1,244

OTHER ASSETS
Deferred income taxes	597	597
Other assets	53	138

Total other assets	650	735

TOTAL ASSETS	$25,011	$33,858

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Line of credit	$7,971	$9,109
Short-term note	4,000	4,000
Accounts payable	5,731	11,851
Accrued expenses:
Wages, payroll taxes and benefits	523	1,053
Other	556	947
Unearned revenue	392	204

Total current liabilities	19,173	27,164

LONG-TERM LIABILITIES
Accrued other	2	675

Total long-term liabilities	2	675

TOTAL LIABILITIES	19,175	27,839

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Preferred stock; no par value; 4,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; no par value; 25,000,000 shares authorized; 6,379,548 and 6,363,448 shares issued and outstanding, respectively	3,457	3,435
Additional paid-in capital	1,354	1,263
Retained earnings	1,025	1,321

Total stockholders’ equity	5,836	6,019

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$25,011	$33,858

PINNACLE DATA SYSTEMS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Dollars in thousands, except for per share totals)

	For the Three Month Periods Ended		For the Six Month Periods Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
	(Unaudited)		(Unaudited)
SALES
Product sales	$16,672	$16,840	$32,734	$29,248
Service sales	2,577	2,454	5,000	5,004

Total sales	19,249	19,294	37,734	34,252

COST OF SALES
Product sales	13,430	13,834	26,887	24,886
Service sales	2,071	1,032	3,736	2,111

Total cost of sales	15,501	14,866	30,623	26,997

GROSS PROFIT	3,748	4,428	7,111	7,255
OPERATING EXPENSES	3,189	4,175	7,090	7,702

INCOME (LOSS) FROM OPERATIONS	559	253	21	(447)

OTHER EXPENSE
Interest expense	261	166	511	330

INCOME (LOSS) BEFORE INCOME TAXES	298	87	(490)	(777)
INCOME TAX EXPENSE (BENEFIT)	113	35	(194)	(311)

NET INCOME (LOSS)	$185	$52	$(296)	$(466)

BASIC EARNINGS (LOSS) PER COMMON SHARE	$0.03	$0.01	$(0.05)	$(0.08)

DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.03	$0.01	$(0.05)	$(0.08)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	6,374,795	6,237,362	6,369,387	6,150,305

Diluted	6,460,016	6,511,765	6,369,387	6,150,305

PINNACLE DATA SYSTEMS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	June 30, 2007	June 30, 2006
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(296)	$(466)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	257	190
Stock-based compensation expense	91	51
Provision for doubtful accounts	15	514
Inventory reserves	142	93
Decrease (increase) in assets:	—	—
Accounts receivable	4,691	(270)
Inventory	4,061	(1,616)
Prepaid expenses and other assets	194	(11)
Income taxes receivable	(55)	(401)
(Decrease) increase in liabilities:	—	—
Accounts payable	(6,787)	978
Accrued expenses and taxes	(1,594)	(317)
Unearned revenue	188	(30)

Total adjustments	1,203	(819)

Net cash provided by (used in) operating activities	907	(1,285)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(475)	(352)

Net cash used in investing activities	(475)	(352)

CASH FLOWS FROM FINANCING ACTIVITIES
Net payments on line of credit	(1,138)	(1,919)
Proceeds from short-term note	—	2,000
Outstanding checks in excess of funds on deposit	667	1,029
Proceeds from stock options exercised	22	496

Net cash (used in) provided by financing activities	(449)	1,606

DECREASE IN CASH	(17)	(31)
Cash at beginning of period	42	486

Cash at end of period	$25	$455

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